Exhibit 4.3

AMENDMENT NO. 1
TO

WARRANT TO PURCHASE UNITS

This Amendment No. 1 (this “Amendment”) to Warrant to Purchase Units is entered into and effective as of July 8, 2021 by Sunlight Financial LLC, a Delaware limited liability company (the “Company”), and Tech Capital LLC or its permitted assignees (the “Holder”), and constitutes an amendment to that certain Warrant to Purchase Units, dated February 27, 2021 (the “Original Warrant”), by and between the Company and the Holder. Capitalized terms used but not defined herein have the meanings ascribed to them in the Original Warrant.

RECITALS

WHEREAS, on February 27, 2021, the Company issued to the Holder the Original Warrant;

WHEREAS, Spartan Acquisition Corp. II (the “Acquiror”) and certain affiliates as well as the Company and certain of its equity holders entered into that certain Business Combination Agreement, dated January 23, 2021 (the “Business Combination Agreement”), pursuant to which, among other things, upon the closing of the Company’s business combination with Acquiror pursuant to the Business Combination Agreement (the “Closing”), the membership interests in the Company owned by the Unblocked Company Unitholders (as defined in the Business Combination Agreement) will be exchanged for a number of units representing limited liability company interests in Sunlight designated as Class EX Units (the “Class EX Units”) and a corresponding number of shares of Acquiror Class C Common Stock (as defined in the Business Combination Agreement) (the “Class C Common Stock”), and will have received the amount of the Company Cash Consideration (as defined in the Business Combination Agreement), in each case in the amounts to be set forth in the Final Payment Spreadsheet (as defined in the Business Combination Agreement);

WHEREAS, the Original Warrant entitles the Holder upon exercise to receive from the Company 7,000 of Class A-3 Units of the Company (the “Company Class A-3 Units”), representing membership interests in the Company, at an exercise price of $691.90 per Class A-3 Unit;

WHEREAS, upon the consummation of the Business Combination pursuant to the Business Combination Agreement, the Original Warrant shall automatically convert into a warrant (the “Converted Warrant”) to acquire a number of the Class EX Units and corresponding shares of Class C Common Stock as described in Section 1.2 of the Original Warrant and the Company and the Holder desire to amend the Original Warrant to specify such number of units and to specify the related exercise price per unit;

WHEREAS, the Company and the Holder desire to amend the Original Warrant to provide that, following the exercise after the Closing (as defined in the Business Combination Agreement) by the Holder of the Converted Warrant, in lieu of receiving Company Class EX Units and a corresponding number of shares of Class C Common Stock, the Holder will receive the same number of shares of Acquiror’s Class A Common Stock as the Holder would have received upon an exercise before giving effect to this Amendment (the “Class A Common Stock”);

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Original Warrant as follows:

1.            Amendment of Original Warrant. The Original Warrant shall be amended as follows, without any further action required by any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, government or department or agency thereof or any other entity (a “Person”):

a.            The information at the top of the Original Warrant is hereby amended and restated in its entirety as follows:

Issuer: Sunlight Financial LLC (“Company”) and Sunlight Financial Holdings Inc. (“PubCo”)

Number of Units: 627,780

Class of Units: Class EX Units of the Company (“Class EX Units”) and Class C Common Stock of PubCo (“Class C Common Stock”)

Exercise Price Per Unit: $7.715

Issue Date: June 8, 2021

Expiration Date: February 27, 2031

b.            Article 4 of the Original Warrant is hereby amended to add a new Section 4.9 at the end thereof as follows:

4.9 Consummation of Specified Transaction. If the Specified Transaction is not consummated by July 22, 2021, this Amendment will be deemed void ab initio and of no further force and effect, with the Original Warrant automatically reverting to its prior iteration without any additional action required by either the Company or the Holder, and the Holder will be entitled upon exercise of the Original Warrant to receive from the Company 7,000 of Company Class A-3 Units, at an exercise price of $691.90 per Class A-3 Unit.

c.            Appendix 1 is hereby amended and restated in its entirety as follows:

Notice of Exercise

1.            The undersigned hereby elects to purchase          Class EX Units and         shares of Class C Common Stock pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such Class EX Units and Class C Common Stock in full.

2.            If the Class EX Units or Class C Common Stock are certificated, please issue a certificate or certificates representing said Class EX Units or Class C Common Stock in the name of the undersigned or in such other name as is specified below:

Name:

Address:

3.            The undersigned represents that it is acquiring the Class EX Units and Class C Common Stock solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

4.            The undersigned hereby acknowledges and accepts that the Class EX Units and Class C Common Stock that the Holder will receive upon exercise of the Warrant will immediately be exchanged for and converted into Class A Common Stock of PubCo, with no further action required by the Holder.

(Signature)

(Date)

2.            Agreement in Effect. Except as amended by this Amendment, the Original Warrant shall remain in full force and effect.

3.            Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of laws.

4.            Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

5.            Counterparts. This Amendment may be executed in any number of facsimile or other electronic transmission (including portable document format (*pdf)), and any such executed facsimile or electronic copy shall be treated as an original, and all such counterparts shall together constitute but one and the same instrument.

6.            Entire Agreement. The Original Warrant, as amended by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby cancelled and terminated.

[Signature Pages Follow]

IN WllNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

COMPANY:

SUNLIGHT FINANCIAL LLC

By:	/s/ Barry Edinburg
Name:	Barry Edinburg
Title:	Chief Financial Officer

HOLDER:

TECH CAPITAL LLC

By:	/s/ Joe Anzalone
Name:	Joe Anzalone
Title:	Managing Director